Tidal Trust I 485BPOS

Exhibit 99.(i)(xxxvi)

December 15, 2025

Tidal Trust I

234 West Florida Street, Suite 203

Milwaukee, WI 53204

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated December 7, 2020 regarding the sale of an unlimited number of shares of beneficial interest of the Adasina Social Justice All Cap Global ETF, a series of Tidal Trust I. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.